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                                                            NORDIC EXHIBIT 10.6

AGREEMENT

This agreement, made and entered into this 30th day of November 1995, is by and between Nordic Business Development as seller (hereinafter referred to as "the Seller") and Nordic Equity Partners Corporation as buyer (hereinafter referred to as "the Buyer").

WHEREAS: The Seller owns 20%, or 580 shares out of a total of 2,900 shares, par value NOK 1.000;* of common stock issued and outstanding in the Norwegian company Nortelco A.S., registered in Norway as F-no954543323 (hereinafter referred to as "the Company").

WHEREAS:       The Buyer is willing to buy all 580 shares owned by the Seller:

WHEREAS: The Seller is willing to sell all the 580 shares the Buyer is willing to purchase.

WHEREAS:       The Buyer has already conducted a due diligence of the Company:

Now, therefore, in consideration of the mutual Agreement hereinafter set forth, the parties hereto, intending to be bound hereby, agree as follows:

1. Upon, and subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell to the Buyer on the closing date provided by in section 2 hereof free and clear of all liens, pledges and encumbrances of every kind, character and descriptions whatsoever the 580 shares of common stock in the Company.

2. (a). The sale and purchase provided for in this Agreement shall be consummated at a closing to be held at the offices of Haggqvinvest AB, Stockholm, Sweden ("the agent") on the 30th day of November 1995, (Closing date); and after all conditions precedent to the consummation thereof have been satisfied, or at such other date, time and place as the Seller and Buyer mutually agree upon.

     (b). At the Closing Date the Seller shall deliver to the Buyer: certificates evidencing and representing the 580 issued and outstanding shares of the common stock of the Company, all of which are being sold hereunder, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, with signatures guaranteed, in proper form for transfer.

3. (a). The consideration to be paid to the Seller by the Buyer for the issued and outstanding 580 shares of the Company's Common Stock, shall be 216,000 shares of the Buyers Common Stock which amount of shares equals 12% of the Buyers total amount of outstanding Common Stock (1,800,000).

     (b). After the consummation of the transaction referred to in this Agreement the allocation of shares among the major shareholders of the Buyer shall be according to appendix 1.

4.   The Seller has good and marketable title to the issued and outstanding
     Common


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     Stock of the Company to be transferred, and the absolute right hereunder and the necessary authority to sell, assign and transfer all of said stock to the Buyer, free of all liens, claims, pledges and encumbrances of any kind.

5. The Buyer and the Seller shall bear their own expences and costs in connection with this Agreement and the transaction contemplated herein.

6. This instrument contains the entire Agreement between the parties hereto with respect to the transaction contemplated hereby, and shall not be changed or terminated, except by written amendment signed by the parties hereto.

7. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York. Any dispute arising from this Agreement, which the parties hereto cannot resolve themselves, shall be referred to Arbitration in the State of New York.

     Stockholm, as above


     /s/ BJORN NYSTED                        /s/ GORAN HAGGQVIST
     ---------------------------             ------------------------------
     Bjorn Nysted                            Goran Haggqvist
     Nordic Business Development A.S.         Nordic Equity Partners Corp.
     Seller                                   Buyer


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